Exhibit (e)(7)

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for each individual who served at any time during 2008 as our principal executive officer and our principal financial officer, and the other three most highly compensated executive officers who were serving as our executive officers at the fiscal year ended December 31, 2008 and whose total compensation exceeded $100,000. We refer to each of the individuals named in the table below as “named executive officers”.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (7)	Total Compensation ($)

Anand Nallathambi, Chief Executive Officer and President	2008	$700,000		$444,500	(2)	$967,254	$1,016,962	$0	(2)	$248,031	(6)	$37,374	$3,414,121
	2007	625,000		—		562,564	1,176,159	781,250		314,630		36,778	3,166,875
	2006	525,000		—		420,043	815,527	615,235				34,018	2,724,453

John Lamson, Chief Financial Officer and Executive Vice President	2008	$375,000		$238,125	(2)	$477,699	$138,536	$0	(2)	$11,377	(6)	$20,792	$1,261,529
	2007	350,000		—		348,158	300,940	437,500		28,175		21,965	1,486,738
	2006	275,000		—		179,658	472,530	326,562		33,365		23,376	1,310,491

Todd Mavis, Executive Vice President-Operations	2008	$395,533	(1)	$238,125		$166,503	$104,433	$0	(2)	$0		$156,393	$1,060,987

Akshaya Mehta, Executive Vice President-Corporate Infrastructure	2008	$345,000		$219,075	(2)	$497,067	$27,958	$0	(2)	$0	(6)	$17,700	$1,106,800
	2007	336,000		—		423,031	190,095	328,734		86,999		17,550	1,382,409
	2006	310,000		—		242,052	476,047	346,812		53,563		17,400	1,445,874

Evan Barnett, President of Multifamily Services Segment	2008	$305,979	(1)	$297,400	(2)	$342,057	$11,182	$0	(2)	$11,907		$16,500	$985,025
	2007	288,750		—		286,212	73,530	295,969		1,887		16,350	962,698
	2006	275,000		74,250	(3)	162,648	230,683	160,704		4,160		16,200	923,645

(1)	The company adopted a voluntary buyback program of Accrued Paid Time Off for all employees in 2008. Messrs. Barnett and Mavis participated in this program. Mr. Barnett’s salary comprises an annual salary of $297,400 and a buyback of accrued Paid Time Off totaling $8,579. Mr. Mavis’ salary comprises an annual salary of $375,000 and a buyback of accrued Paid Time Off totaling $20,533.
(2)	The company did not meet its operating income threshold in 2008 to qualify for cash incentive payments in the 2008 senior executive annual incentive plans. The compensation committee made discretionary awards based on what it believes to be excellent operating, strategic and financial performance in an unprecedented economic environment. The awards for Messrs. Nallathambi, Lamson, Mavis and Mehta approximate the level of operating income achieved against plan. The award for Mr. Barnett reflects at-plan performance of the Multi-Family business segment that he manages.
(3)	Reflects a portion of Mr. Barnett’s 2006 annual incentive plan award for which a specific performance metric was modified by the compensation committee to reflect business conditions occurring after the plan metrics were originally approved by the compensation committee. The actual payment was based on the performance level achieved and was calculated consistent with the terms of the annual incentive plan.
(4)

The dollar amounts recorded in the table for the stock awards and the option awards have been computed in accordance with Statement of Financial Accounting Standards No. 123, (as revised in 2004) (“SFAS No.123R”). Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the named executive officer is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost of these awards reported in the table, see Note 2, “Summary of Significant Accounting Policies” to First

Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008. These option awards are for First Advantage Corporation and The First American Corporation.

(5)	Reflects only positive increases in values in The First American Corporation Pension Plan, The First American Corporation Executive Supplemental Benefit Plan and The First American Corporations Deferred Compensation Plan.
(6)	Excludes loss of investment earnings during 2008 in The First American Deferred Compensation Plan of $(143,016) for Mr. Nallathambi, $(120,362) for Mr. Lamson, and $(385,015) for Mr. Mehta.
(7)	The table below sets forth a detailed breakdown of the items which comprise “All Other Compensation” for 2008:

Name	Perquisites and other Personal Benefits(8)	Registrant Contributions to Defined Contribution Plans(9)	Insurance Premiums	Tax Reimbursements		Total All Other
Anand Nallathambi	$29,745	$6,900	$729	—		$37,374
John Lamson	$12,858	$6,900	$1,034	—		$20,792
Todd Mavis	$84,084	$6,900	—	65,409	(10)	$156,393
Akshaya Mehta	$10,800	$6,900	—	—		$17,700
Evan Barnett	$9,600	$6,900	—	—		$16,500

(8)	Reflects car allowances and club membership dues for all executives. Also, includes $74,484 of relocation expenses paid on behalf of Mr. Mavis by the company.
(9)	Represents First Advantage’s matching contribution in February 2009 to participants’ 2008 deferrals in the First Advantage 401(k) Savings Plan.
(10)	Reflects the gross-up by the company of federal, state and local income taxes with respect to the taxable portion of Mr. Mavis’ relocation expense reimbursements

Grants of Plan-Based Awards

The following table provides information concerning equity-based compensation granted to the named executive officers during 2008 under the First Advantage Corporation 2003 Incentive Compensation Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
		Threshold (#)	Target (#)	Maximum (#)
Anand Nallathambi	2/26/2008				45,000	(2)	$912,600
	3/3/2008				55,000	(3)	$1,119,800
	5/3/2008	$300,000	$600,000	$600,000
John Lamson	3/3/2008				29,470	(3)	$600,009
Todd Mavis	3/3/2008				29,470	(3)	$600,009
Akshaya Mehta	3/3/2008				19,646	(3)	$399,993
Evan Barnett	3/3/2008				12,279	(3)	$250,000

(1)	This award represents a portion of Mr. Nallathambi’s annual incentive plan, as approved by the compensation committee, based on achieving certain levels of operating income for 2008. The threshold award level is a restricted stock unit award with a value of $300,000, and the target and maximum award values are both $600,000. The actual number of restricted stock units to be awarded will be determined by dividing the final award value (based on the level of operating income achieved) by the closing stock price on the award determination date in 2009. This award will vest in one-third increments over the next 3 years (2010, 2011 and 2012).
(2)	This award represents a portion of Mr. Nallathambi’s 2007 annual incentive compensation plan. The compensation committee determined in February 2008 that Mr. Nallathambi earned 45,000 shares based on attaining certain earnings per share levels. The threshold award under the 2007 plan was for 5,000 restricted stock units, the target award was for 40,000 units and the maximum award was for 55,000 units. The restricted stock unit award vests in one-quarter increments over the next 4 years (2009, 2010, 2011 and 2012).
(3)	All awards are for restricted stock units, which vest ratably over 3 years (2009, 2010 and 2011).

Additional Information Relating to Our Summary Compensation and Grants of Plan-Based Awards Tables

The compensation plans under which remuneration was paid and grants in the following table were made to our named executive officers are generally described in under “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End – First Advantage Corporation

The following table provides information concerning unexercised options, unvested stock and equity incentive plan awards outstanding related to First Advantage’s Class A common stock as of December 31, 2008 for each named executive officer.

	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (2) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Anand Nallathambi	9/15/2005	200,000		$27.070	9/15/2015
	2/22/2007	33,400	66,600	$26.760	2/22/2017
	3/30/2007	16,700	33,300	$23.970	3/30/2017
						138,0479	(3)	$1,953,365

James Lamson	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	50,000		$18.400	12/22/2013
	2/22/2005	75,000		$19.490	2/22/2015
	2/21/2006	26,680	13,320	$24.930	2/21/2016
						56,254	(4)	$795,994

Todd Mavis	8/15/2007	16,700	33,300	$18.540	8/15/2017
						29,470	(5)	$417,001

Akshaya Mehta	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	85,000		$18,400	12/22/2013
	2/22/2005	75,000		$19.490	2/22/2015
						$40,654	(6)	$575,254

Evan Barnett	6/4/2003	50,000		$21.625	6/4/2013
	12/22/2003	25,000		$18,400	12/22/2013
	2/22/2005	30,000		$19.490	2/22/2015
						$26,905	(4)	$380,706

(1)	Based on the December 31, 2008 closing stock price of $14.15.
(2)	Options vest over three years on the anniversary of the grant date at a rate of 33.4% for the first year and 33.3% for each of the two following years.
(3)	9,040 shares vested February 22, 2009, 9,040 shares will vest February 22, 2010, 9,040 shares will vest February 22, 2011, 11,250 shares vested February 26, 2009, 11,250 shares will vest February 26, 2010, 11,250 shares will vest February 26, 2011, 11,250 shares will vest February 26, 2012, 18,314 shares vested March 3, 2009, 18,313 shares will vest March 3, 2010, and 18,313 shares will vest February 3, 2011.
(4)	6,777 shares will vest February 20, 2010, 6,667 shares will vest February 21, 2010, 6,660 shares vested on February 22, 2009, 6,680 shares will vest February 22, 2010, 9,813 vested on March 3, 2009, 9,823 shares will vest on March 3, 2010 and 9,823 will vest March 3, 2011.
(5)	9,813 shares vested March 3, 2009, 9814 shares will vest on March 3, 2010 and 9,843 shares will vest March 3, 2011.
(6)	6,660 shares vested on February 22, 2009, 6,680 shares will vest February 22, 2010, 6,488 shares vested on March 3, 2009, 6,488 shares will vest March 3, 2010 and 6,488 shares will vest March 3, 2011.
(7)	4,454 shares vested on February 22, 2009, 4,454 shares will vest February 22, 2010, 4,093 shares vested March 3, 2009, 4,093 shares vest on March 3, 2010 and 4,093 shares will vest March 3, 2011.

Outstanding Equity Awards at Fiscal Year-End – The First American Corporation

The following table provides information concerning unexercised options as of December 31, 2008 for each of Messrs. Nallathambi, Lamson and Mehta under First American’s 1996 Stock Option Plan, 1997 Director’s Stock Plan and 2006 Incentive Compensation Plan.

	Option Awards	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)		Option Expiration Date
Name	Grant Date	Exercisable	Unexercisable
Anand Nallathambi	2/24/2000	6,000				$14.000	2/24/2010
	12/13/2001	15,000				$19.200	12/13/2011
	7/23/2002	10,000				$19.100	7/23/2012
	2/27/2003	30,000				$22.850	2/27/2013
	2/26/2004	10,000	10,000	(1)		$30.560	2/26/2014
	2/28/2005	10,000	20,000	(1)		$36.550	2/28/2015
John Lamson	3/12/2003 4/1/2003	2,000 2,000			$ $	26.35 26.35	3/12/2013 4/1/2013
Akshaya Mehta	1/24/2002	8,000				$18.89	1/24/2012

(1)	Options vest pro rata over five years on the anniversary of the grant date at a rate of 20% per year.

Options Exercised and Stock Vested

The following table provides information concerning the exercise of stock options, SARs and similar instruments and vesting of stock, including restricted stock, restricted stock units and similar instruments, related to First Advantage’s Class A common stock during 2008 for each of the named executive officers on an aggregate basis.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Nallathambi	19,934	$383,933
John Lamson	10,570	$202,368
Todd Mavis	—	—
Akshaya Mehta	18,215	$351,139
Evan Barnett	12,107	$233,531

The First American Corporation Benefit Plans

Certain of our employees are eligible to participate in the following benefit plans maintained by First American for the benefit of certain officers and employees of First American and its subsidiaries, including ours’ and our subsidiaries’ officers and employees.

Pension Plan and Supplemental Benefit Plan

The following table provides information with respect to each plan that provides for payments or other benefits to the named executive officers following, or in connection with, retirement.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Nallathambi	The First American Corporation Pension Plan	14.00	$53,417
	The First American Corporation Executive Supplemental Benefit Plan		$1,491,702

John Lamson	The First American Corporation Pension Plan	11.25	$84,318

Todd Mavis	—	—	—

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Akshaya Mehta	—	—	—

Evan Barnett	The First American Corporation Pension Plan	10.25	$96,032

Additional Information Relating to Our Pension Plan and Supplemental Benefit Plan Table

Pension Plan. Employees of First Advantage and its subsidiaries who were participants in First American’s defined benefit pension plan prior to First Advantage’s June 5, 2003 acquisition of First American’s screening technology division, and who have become employees of First Advantage or its subsidiaries in connection with such acquisition generally are permitted to continue their participation in the pension plan, to the extent available to employees of First American. As of December 31, 2001, no new participants were permitted to participate in the defined benefit pension plan.

In order to participate, during plan years ending on or prior to December 31, 1994, an employee was required to contribute 1.5% of pay (i.e., salary, plus cash bonuses, commissions and other pay) to the plan. As a result of amendments to the pension plan that were adopted in 1994, during plan years commencing after December 31, 1994, an employee was not required to contribute to the plan in order to participate. As a result of further amendments, which were adopted in 2000, the pension plan will not accept new participants after December 31, 2001.

A participant generally vests in his accrued benefit attributable to First American’s contributions upon the completion of three years of service or, if earlier, the attainment of normal retirement age while an employee. Normal retirement age is defined under the plan as the later of the employee’s attainment of age 65 or his third anniversary of participation in the plan.

Upon retirement at normal retirement age, an employee receives full monthly benefits which are equal, when calculated as a life annuity:

•

to 1% of the first $1,000 and 1.25% of remaining final average pay (i.e., the average of the monthly “pay,” as defined above, during the five highest paid consecutive calendar years out of the last ten years prior to retirement) times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) as of December 31, 1994; and

•

to  3/4% of the first $1,000 and 1% of the remaining final average pay times the number of years of credited service with First American and its subsidiaries (including First Advantage and its subsidiaries) subsequent to December 31, 1994.

•

Effective December 31, 2000, First American’s pension plan was amended to exclude from the calculation of benefits any pay earned after December 31, 2001, and any service earned after December 31, 2005.

•

Effective December 31, 2002, First American’s pension plan was amended to reduce the rate at which future benefits accrue for participants who had not yet attained age 50 by spreading the accrual of the benefit that would have accrued during 2003 – 2005 over extended periods ranging from 5 to 20 years, depending on the participant’s age as of December 31, 2002. The pension plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

•	Effective April 30, 2008, First American’s pension plan was amended to “freeze” all benefit accruals for all participants.

An employee with at least three years of participation in the plan may elect to retire after attaining age 55, but prior to age 65, and receive reduced benefits.

First American funds the plan based on actuarial determinations of the amount required to provide the stated benefits. The benefits are not subject to deduction for Social Security payments or any other offsets. Currently, Messrs. Nallathambi, Lamson and Barnett have 14.00, 11.25 and 10.25 years, respectively, of credited service.

The compensation levels shown in the table are less than those set forth in the summary compensation table because the federal tax law limits the maximum amount of pay that may be considered in determining benefits under the tax-qualified pension plan, and First American’s pension restoration plan, which is described below, does not make up for these limits for pay exceeding $275,000. The limit on pay that could be recognized by tax-qualified retirement plans was $200,000 as of January 1, 1989. This amount was adjusted for inflation for each year through 1993, when the limit was $235,840. In 1993, this limit was decreased to $150,000 for plan years beginning in 1994. The $150,000 limit has been adjusted for inflation and was increased to $160,000 as of January 1, 1997, and to $170,000 as of January 1, 2000. The highest final average pay that could be considered in determining benefits accruing under the pension plan before 1994 is $219,224, and since First American’s pension plan does not consider pay earned after December 31, 2001, the highest final average pay that can be considered in determining benefits accruing after 1993 is $164,000.

During 1996, First American adopted its pension restoration plan. This plan is an unfunded, nonqualified plan designed to make up for the benefit accruals that are restricted by the indexed $150,000 pay limit. However, in order to limit its expense, the pension restoration plan does not make up for benefit accruals on compensation exceeding $275,000. The pension restoration plan also makes up for benefits that cannot be paid from First American’s pension plan because of limitations imposed by the federal tax laws. Vesting of benefits payable to an employee under First American’s pension restoration plan occurs at the same time that vesting occurs for that employee in his or her pension plan benefits. The pension restoration plan is effective as of January 1, 1994, but only covers selected pension plan participants who were employees of First American or its participating subsidiaries on that date. As noted above, January 1, 1994, is the date as of which the pay limit for the pension plan was reduced from $235,840 to $150,000. The pension restoration plan excludes pay earned after December 31, 2001, as does the pension plan. The pension restoration plan was amended in February 2008 to eliminate benefit accruals for service after April 30, 2008.

Supplemental Benefit Plans. The First American Corporation maintains executive and management supplemental benefit plans that it believes assist in attracting and retaining highly qualified individuals for upper management positions. The plans provide retirement benefits for, and pre-retirement death benefits with respect to, certain key management personnel selected by The First American Corporation’s board of directors, and may include our executives or executives of our subsidiaries at and to the extent selected by The First American Corporation’s board of directors. Under the plans that were amended and restated November 1, 2007, upon retirement at normal retirement date (the later of age 62 or, unless either waived by The First American Corporation’s board of directors, completion of ten years of service or five years as a plan participant), a participant receives a 50% joint and survivor annuity benefit equal to 30% of “final average compensation” under the executive plan or 15% of “final average compensation” under the management plan. “Final average compensation” is the average annual compensation, generally composed of base salary, cash bonus and sales commissions, for the five-year period ending on December 31 of the calendar year immediately preceding the calendar year in which the participant retires. The benefit is reduced by 5.952% for each year prior to normal retirement date in which retirement occurs under the executive plan or 7.143% for each year prior to normal retirement date in which retirement occurs under the management plan.

To be eligible to receive benefits under the plans, a participant must be at least age 55, have been an employee of The First American Corporation, or an employee of one of its subsidiaries (including our subsidiaries and us), for at least ten years under the executive plan or fifteen years under the management plan and, unless waived by The First American Corporation’s board of directors, covered by the plans for at least five years. A pre-retirement death benefit is provided consisting of ten annual payments, each of which equals 50% of final average compensation. Vesting rights under the plans are accelerated in the event of a change in control (as defined in the plans) of The First American Corporation.

The supplemental benefit plans are unfunded and unsecured. The First American Corporation purchases insurance, of which The First American Corporation is the owner and beneficiary, on the lives of the participants in the plans. This insurance is designed to recover, over the life of the plans, The First American Corporation’s costs incurred with respect to the plans. Currently, only Mr. Nallathambi is a member of the executive plan and two additional employees have been selected by The First American Corporation board to participate in the management plan. No amounts are payable by us in connection with these plans, other than the reimbursable expenses for administration of the plans.

On October 11, 2005, the company and The First American Corporation entered into a reimbursement agreement, which requires the company to reimburse The First American Corporation for the actual costs associated with the participation of our executives or our subsidiaries’ executives in the supplemental benefit plans. In 2008, we reimbursed The First American Corporation $400,055 for actual and interest costs for Mr. Nallathambi’s participation in the executive supplemental benefit plan.

Nonqualified Deferred Compensation

The following table provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each named executive officer.

Name	Executive Contribution in Last Fiscal Year ($)	Registrant Contribution in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-end ($)
Anand Nallathambi	$66,154	$0	$(143,016)	$0	$306,254
John Lamson	$37,500	$0	$(120,362)	$0	$213,334
Todd Mavis	$0	$0	$0	$0	$0
Akshaya Mehta	$312,297	$0	$(385,015)	$0	$1,263,389
Evan Barnett	$0	$0	$0	$0	$0

Additional Information Relating to Our Nonqualified Deferred Compensation Plan Table

Deferred Compensation Plan. First American’s deferred compensation plan offers to a select group of management and highly compensated employees of First American and its subsidiaries, including our subsidiaries and us, the opportunity to elect to defer portions of salary, commissions and bonuses. A committee appointed by First American’s board is responsible for administering the plan, which became effective January 1, 1998. First American maintains a deferral account for each participating employee on a fully vested basis for all deferrals. Participants can choose to have their cash benefits paid in one lump sum or in quarterly payments upon termination of employment or death. Subject to the terms and conditions of the plan, participants also may elect to schedule in-service withdrawals of deferred compensation and the earnings and losses attributable thereto. For all participants who joined the plan prior to December 31, 2001, the plan provides a pre-retirement life insurance benefit equal to the lesser of 15 times the amount deferred in a participant’s first year of participation or $2.0 million. The life insurance benefit is reduced beginning at age 61 by 20% per year. Participants who join the plan after December 31, 2001, are not eligible for any life insurance benefit. First American pays a portion of the cost of such life insurance benefits. Messrs. Lamson, Mehta and Nallathambi participate in this plan. The plan is unfunded and unsecured.

Potential Payments Upon Termination or Change in Control

Name	Benefit	Termination with Cause or for Good Reason	Termination without Cause or Good Reason	Voluntary Termination	Death	Disability	Change in Control	Retirement
Anand Nallathambi,	Stock Options (1):	$0	$513,790	$513,790	$513,790	$513,790	$513,790	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$1,953,365	$472,723	$1,953,365	n/a
	Pension Plan (2):	$53,417	$53,417	$53,417	$31,032	$53,417	$53,417	n/a
	Supplemental Benefit Plan (2):	$0	$0	$0	$5,803,230	$2,137,205	$6,478,747	n/a
	Deferred Compensation Plan (2):	$306,254	$306,254	$306,254	$596,894	$306,254	$306,254	n/a
	Paid Time-Off (2):	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	n/a
	Total Value:	$429,671	$943,461	$943,461	$8,968,311	$3,553,389	$9,375,573	$0
John Lamson	Stock Options (1):	$0	$10,160	$10,160	$10,160	$10,160	$10,160	$10,160
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$795,994	$95,895	$795,994	$0
	Pension Plan (2):	$98,499	$98,499	$98,499	$48,592	$98,499	$98,499	$98,499
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	$213,334	$213,334	$213,334	$333,334	$213,334	$213,334	$213,334
	Paid Time-Off (2):	$38,942	$38,942	$38,942	$38,942	$38,942	$38,942	$38,942
	Total Value:	$350,775	$360,935	$360,935	$1,227,022	$456,830	$1,156,929	$360,935
Todd Mavis	Stock Options (1):	$0	$0	$0	$0	$0	$0	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$417,001	$0	$417,001	n/a
	Pension Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Paid Time-Off (2):	$0	$0	$0	$0	$0	$0	n/a
	Total Value:	$0	$0	$0	$417,001	$0	$417,001	$0
Akshaya Mehta	Stock Options (1):	$0	$80,000	$80,000	$80,000	$80,000	$80,000	n/a
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$575,254	$13,980	$575,254	n/a
	Pension Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	$1,263,389	$1,263,389	$1,263,389	$1,263,389	$1,263,389	$1,263,389	n/a
	Paid Time-Off (2):	$34,500	$34,500	$34,500	$34,500	$34,500	$34,500	n/a
	Total Value:	$1,297,889	$1,377,889	$1,377,889	$1,953,143	$1,391,869	$1,953,143	$0
Evan Barnett	Stock Options (1):	$0	$0	$0	$0	$0	$0	$0
	Restricted Stock Restricted Stock Units (1):	$0	$0	$0	$380,706	$18,084	$380,706	$0
	Pension Plan (2):	$97,508	$97,508	$97,508	$49,400	$97,508	$97,508	$97,508
	Supplemental Benefit Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Deferred Compensation Plan (2):	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	Paid Time-Off (2):	$23,539	$23,539	$23,539	$23,539	$23,539	$23,539	$23,539
	Total Value:	$121,047	$121,047	$121,047	$453,645	$139,131	$501,753	$121,407

(1)	Based on the December 31, 2008 closing stock price of $14.15 for First Advantage stock options, restricted stock and restricted stock unit awards, and the December 31, 2008 closing stock price of $28.89 for The First American Corporation’s stock option awards.
(2)	Based on plan valuations and accrued obligations as of December 31, 2008.

Additional Information Relating to Potential Payments Upon Employment Termination or Change in Control

Change in Control Arrangements

In 2008, none of our executive officers had change in control agreements through First Advantage. However, the First Advantage Corporation 2003 Incentive Compensation Plan calls for accelerated vesting of all awards in the event of a change in control of First American or us. In addition, Mr. Nallathambi participates in First American’s supplemental benefit plan, which calls for accelerated vesting of all benefits in the event of a change in control of First American.

A “change in control” for purposes of First American’s supplemental benefit plan means any one of the following:

•	a merger or consolidation in which stockholders of First American end up owning less than 50% of the voting securities of the surviving entity;

•	the sale, transfer or other disposition of all or substantially all of First American’s assets or the complete liquidation or dissolution of First American;

•	a change in the composition of First American’s board over a two-year period without the consent of a majority of the directors in office at the beginning of the two-year period; or

•	the acquisition or accumulation by certain persons of at least 25% of First American’s voting securities.

A “change in control” for purposes of the First Advantage Corporation 2003 Incentive Compensation Plan means any one of the following:

•

an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of the voting power in First American (other than directly from First American);

•	an acquisition in one transaction or a series of transactions by any person which results in such person owning more than 50% of our voting power (other than directly from us);

•

a merger, consolidation or similar transaction involving First American, unless (a) stockholders of First American end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of the board of First American prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) First American and its affiliates own collectively 50% or more of the voting power of the surviving entity;

•

a merger, consolidation or similar transaction involving us, unless (a) our stockholders end up owning more than 50% of the voting securities of the surviving entity, (b) a majority of our board of directors prior to the transaction constitutes at least a majority of the board of the surviving entity, and (c) we and our affiliates own collectively 50% or more of the voting power of the surviving entity;

•	the composition of First American’s board is changed without the consent of a majority of the directors in office;

•	the composition of our board is changed without the consent of a majority of the directors in office;

•	any approval of any plan or proposal for the liquidation or dissolution of First American or us;

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets or business of First American to any person (other than a transfer to a company that we own or that is owned by First American or the distribution to First American’s stockholders of the stock or any other assets of a company that we own or that is owned by First American); or

•

any sale, lease, exchange, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of our assets or business to any person (other than a transfer to a company that we own or that is owned by First American, the distribution to our stockholders of the stock or any other assets of a company that we own or is owned by First American, or a transfer or distribution to First American or its affiliates).

Director Compensation

For 2008, non-employee directors received a yearly fee of $30,000. “Non-employee director” means a member of the board who is not also an employee or consultant of the company, a subsidiary or an affiliate. In addition, non-employee directors received the following additional compensation: (i) a chair retainer fee of $10,000 per year for the audit committee chair; (ii) a chair retainer fee of $4,000 per year for the compensation committee chair and for the nominating and corporate governance committee chair; (iii) a member retainer fee of $10,000 per year for each member of the audit committee; (iv) a member retainer fee of $4,000 per year for each member of the compensation committee; (v) a member meeting fee of $1,500 for each meeting of the board; and (vi) a member meeting fee of $1,000 for each meeting attended by members of the audit committee, compensation committee and nominating and corporate governance committee. Non-employee directors also receive an option to acquire 5,000 shares of our Class A common stock upon election to the board. Non-employee directors who have served for six months or more also receive restricted shares of our Class A common stock valued at $65,000 upon reelection. In all cases, the exercise price of options is the fair market value of our Class A common stock on the date of grant. Finally, First Advantage reimburses the directors for travel expenses incurred in connection with their duties as directors of First Advantage. In addition, the company’s by-laws provide each director with certain indemnification rights and we have entered into an indemnity agreement with each member of the board of directors.

The following table provides information concerning the compensation of our directors for the period January 1, 2008 through December 31, 2008. Directors who are also named executive officers have been omitted from this table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Parker Kennedy(3)	—	$36,077	$12,780	$48,857
J. David Chatham	$62,000	$36,077	$12,780	$110,857
Barry Connelly	$82,000	$36,077	$12,780	$130,857
Jill Kanin-Lovers	$77,000	$36,077	$10,284	$123,361
Frank V. McMahon(3)	—	$36,077	$20,520	$56,597
Donald Nickelson	$82,000	$36,077	$12,780	$130,857
Donald Robert	$49,000	$36,077	$12,780	$97,857
D. Van Skilling	$62,000	$36,077	$23,390	$121,467
David Walker	$94,500	$36,077	$12,780	$143,357

(1)	The dollar amounts recorded in the table for the restricted stock awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008. The grant date fair value of each director’s 2008 restricted stock grant was: $65,000 for each of the directors. The restricted shares vest ratably over a three year-period.

As of December 31, 2008, Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling and Walker each held 5059 shares of unvested restricted stock.

(2)	The values set forth in this column relate to option awards that were granted in 2003, 2004, 2005 and 2006. The dollar amounts recorded in the table for the option awards have been computed in accordance with SFAS No. 123R. Under SFAS 123R, our compensation cost relating to a stock or option award is generally computed over the period of time in which the director is required to provide service to us in exchange for the award. For more information about the assumptions used to determine the cost these awards reported in the table, see Note 2. “Summary of Significant Accounting Policies” to First Advantage’s consolidated financial statements as set forth in the First Advantage’s Form 10-K for the year ended December 31, 2008.

Ms Kanin-Lovers and Messrs. Kennedy, Chatham, Connelly, McMahon, Nickelson, Robert, Van Skilling and Walker held vested options to purchase 3,335, 11,667, 11,667, 11,667, 5,002, 11,667, 11,667, 6,667 and 11,667 shares, respectively, as of December 31, 2008. There were no option grants to non-employee directors made in 2008.

(3)	Messrs. Kennedy and McMahon have entered into agreements with First American requiring them to exercise these option awards and restricted stock awards at the direction of First American and to remit any after-tax benefits they receive as a result.